As filed with the Securities and Exchange Commission on December 22, 2003
Registration No. 333-110793

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JLG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA	25-1199382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1 JLG Drive
McConnellsburg, PA, 17233-9533
(717) 485-5161
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James H. Woodward, Jr.

Executive Vice President and Chief Financial Officer
JLG Industries, Inc.
1 JLG Drive
McConnellsburg, PA, 17233-9533
(717) 485-5161
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas D. Singer, Esq. Senior Vice President, General Counsel and Secretary JLG Industries, Inc. 1 JLG Drive McConnellsburg, PA, 17233-9533 (717) 485-5161	W. Andrew Jack, Esq. Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 662-6000

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate Offering	Registration
Securities to be Registered	Price(1)(2)(3)	Fee

Debt Securities
Preferred Stock
Common Stock, par value $0.20 per share, and related Common Stock Purchase Rights(4)
Warrants
Subsidiary Guarantees of Debt Securities(5)
Total	$125,000,000	$10,112.50(6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). The proposed maximum initial offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities. The aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement will not exceed $125,000,000 or the equivalent thereof in one or more foreign currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	There are being registered hereunder an indeterminate principal amount of Debt Securities, an indeterminate number of shares of Common Stock and Preferred Stock, and an indeterminate number of Warrants to purchase Common Stock, Preferred Stock and Debt Securities, including Debt Securities, Common Stock, Preferred Stock and Warrants issuable on conversion, redemption, repurchase, exchange or exercise of the Debt Securities or Preferred Stock registered hereunder or, pursuant to Rule 416, pursuant to terms which provide for a change in amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. If any Debt Securities are issued at an original issue discount, then the principal amount of such Debt Securities being registered hereunder shall be such principal amount as shall result in an aggregate initial offering price of up to $125,000,000.

(3)	Exclusive of accrued interest on debt securities, if any.
(4)	No separate consideration will be received for the Common Stock Purchase Rights, which initially will trade together with the Common Stock.
(5)	Guarantees may be provided by subsidiaries of the Registrant, which subsidiaries will be one or more of the additional registrants named below, of the payment of principal of and interest on the Debt Securities. Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable for the guarantees.

(6)	Previously paid.

TABLE OF ADDITIONAL REGISTRANTS

	State or other	Primary Standard
	jurisdiction of	Industrial
	incorporation or	Classification Code	I.R.S. Employer
Registrant	organization	Number	Identification Number

Access Financial Solutions, Inc.	Maryland	6159	23-2208212

Fulton International, Inc.	Delaware	6794	25-1589019

Gradall Industries, Inc.	Delaware	3531	36-3381606

JLG Equipment Services, Inc.	Pennsylvania	3531	25-1561946

The Gradall Company	Ohio	3531	34-1405233

JLG Omniquip, Inc.	Delaware	3531	20-0102339

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2003

PROSPECTUS

$125,000,000

JLG INDUSTRIES, INC.

Common Stock

Debt Securities
Preferred Stock
Warrants

        By this prospectus, we may offer these securities from time to time in one or more series with an aggregate offering price not to exceed $125,000,000. One or more of our subsidiaries may guarantee the debt securities offered by this prospectus. We will provide you with specific information about the offering and the terms of these securities in supplements to this prospectus. You should read this prospectus and the relevant prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

      You should consider carefully the risk factors beginning on page 1 of this prospectus before making a decision to purchase our securities.

      Our common stock is traded on the New York Stock Exchange under the symbol “JLG.” We will list any Common Stock issued pursuant to a prospectus supplement, subject to notice of issuance, on the New York Stock Exchange.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2003.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $125,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the relevant prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

      For more detailed information about the securities, you can also read the exhibits to the registration statement. The exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

      In this prospectus, unless the context indicates otherwise, the words “JLG,” “the company,” “we,” “our,” “ours” and “us” refer to JLG Industries, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

      In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or telephone number: 1 JLG Drive, McConnellsburg, PA, 17233-9533, (717) 485-5161, Attention: Corporate Secretary.

      This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed. All summaries contained in this prospectus are qualified in their entirety by this reference. We will make copies of those documents available to you upon your requests to us.

INCORPORATION OF DOCUMENTS BY REFERENCE

      Important business and financial information about our company is “incorporated by reference” into this prospectus. This means that we are disclosing important information to you by referring you to certain documents we have filed with the SEC rather than including the information in this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we sell all of the securities covered by this prospectus:

•	our annual report on Form 10-K for the fiscal year ended July 31, 2003;

•	our quarterly report on Form 10-Q for the period ended October 31, 2003;

•	our current reports on Form 8-K, filed with the SEC on October 14, 2003 and November 20, 2003, respectively; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 5, 1996 and the description of our common stock purchase rights contained in our Registration Statement on Form 8-A12B, filed with the SEC on May 31, 2000.

      Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus or in earlier-dated documents incorporated by reference.

FORWARD-LOOKING STATEMENTS

      We have made and incorporated by reference in this prospectus forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include declarations about our and our management’s goals, beliefs, plans, intents or current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “believes,” “expects,” “estimates,” “projects,” “anticipates,” “plans,” “forecasts” and similar expressions. Except as required by law, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. In addition to the specific risk factors described in the Section entitled “Risk Factors,” important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	general economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

•	varying and seasonal levels of demand for our products and services;

•	consolidation within our customer base and the resulting increased concentration of our sales;

•	pricing and product actions taken by competitors;

•	risks and operational limitations arising from significant leverage;

•	credit risks from our financing of customer purchases;

•	limitations on customer access to credit for purchases, including limits on our ability to satisfy customer demands for credit;

•	risks of international operations;

•	risks associated with financing and integrating acquisitions in the future;

•	customers’ perception of our financial condition relative to that of our competitors;

•	changes in United States or foreign tax laws or regulations;

•	reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

•	costs of raw materials and energy;

•	risks associated with reconfiguration and relocation of manufacturing operations;

•	the effectiveness of our cost reduction initiatives;

•	industry innovation and our own research and development efforts;

•	interest and foreign currency exchange rates;

•	risks associated with product liability;

•	risks associated with use of hazardous materials;

•	unforeseen liabilities arising from patent or other litigation; and

•	our dependence on key management.

      Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties, see “Risk Factors.”

      Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

ABOUT JLG

      Founded in 1969, we are the world’s leading producer of access equipment (aerial work platforms and telehandlers) and highway-speed telescopic hydraulic excavators (excavators). Our diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, Sky Trak®, Lull® and Gradall® telehandlers; Gradall excavators; Triple-LTM drop-deck trailers; and an array of complementary accessories that increase the versatility and efficiency of the products for end users. We market our products and services through a multi- channel approach that includes a highly trained sales force, marketing, the Internet, integrated supply programs and a network of distributors. In addition to designing and manufacturing our products, we offer world-class after-sales service and support and financing and leasing solutions for our customers in the industrial, commercial, institutional and construction markets. Our manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

      Our common stock is traded on the New York Stock Exchange under the symbol “JLG.”

      The mailing address and telephone number of our corporate headquarters is JLG Industries, Inc., 1 JLG Drive, McConnellsburg, Pennsylvania 17233-9533, (717) 485-5161.

RISK FACTORS

      Investing in our securities involves risk, including the risks below and those described in the accompanying prospectus supplement and the documents incorporated by reference in this prospectus. You should carefully consider these risk factors in evaluating us, our business and an investment in our securities. Any such risks, as well as other risks and uncertainties, could harm the value of our securities directly, or our business and financial results and thus indirectly cause the value of our securities to decline, which in turn could cause you to lose all or part of your investment. The risks below and those described in the accompanying prospectus supplement and the documents incorporated by reference in this prospectus are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Our business is highly cyclical and seasonal.

      Historically, sales of our products have been subject to cyclical variations caused by changes in general economic conditions. The demand for our products reflects the capital investment decisions of our customers, which depend upon the general economic conditions of the markets that our customers serve, including, particularly, the construction and industrial sectors of the North American and European economies. During periods of expansion in construction and industrial activity, we generally have benefited from increased demand for our products. Conversely, downward economic cycles in construction and industrial activities result in reductions in sales and pricing of our products, which may reduce our profits and cash flow. During economic downturns, customers also tend to delay purchases of new products. In addition, our business is highly seasonal with the majority of our sales occurring in the spring and summer months which constitute the traditional construction season. The cyclical and seasonal nature of our business could at times adversely affect our liquidity and ability to borrow under our credit facilities.

Our customer base is consolidated and a relatively small number of customers account for a majority of our sales.

      Our principal customers are equipment rental companies that purchase our equipment and rent it to end-users. In recent years, there has been substantial consolidation among rental companies, particularly in North America, which is our largest market. A limited number of these companies accounts for a substantial majority of our sales. Some of these large customers are burdened by substantial debt and have limited liquidity, which has recently constrained their ability to purchase additional equipment and has contributed to their decisions to significantly reduce capital spending. Purchasing patterns by some of these large customers also can be erratic with large volume purchases during one period followed by periods of limited purchasing activity. Any substantial change in purchasing decisions by one or more of our major customers, whether due to actions by our competitors, customer financial constraints or otherwise, could have an adverse effect on our business. In addition, the reduction of the number of customers has increased competition, in particular on the basis of pricing.

We are significantly leveraged and our credit facilities impose operating and financial limitations.

      We are significantly leveraged and substantially all of our assets are subject to liens to secure our outstanding indebtedness. We will require substantial amounts of cash to fund scheduled payments of principal and interest on our indebtedness, future capital expenditures, and any increased working capital requirements. Our ability to make scheduled payments on our debt obligations will depend upon our future operating performance and, if we do not generate sufficient cash from our operations, on our ability to obtain additional debt or equity financing. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. If in the future we cannot generate sufficient cash from operations to meet our obligations, we will need to refinance, obtain additional financing or sell assets.

      The covenants under our credit facilities impose operating and financial restrictions on us. These restrictions will limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make other distributions;

•	make investments or repurchase our stock;

•	consolidate, merge or sell all or substantially all of our assets; and

•	enter into transactions with affiliates.

      In addition, our credit facilities require us to maintain specified financial ratios. These covenants may adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of these covenants or our inability to maintain the required financial ratios could result in a default on our indebtedness. If a default occurs, the relevant lenders could declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and could proceed against any collateral securing that indebtedness.

Our customers need financing to purchase our products, which exposes us to additional credit risk.

      Availability and cost of financing are significant factors that affect demand for our products. Many of our customers can purchase equipment only when financing is available to them at a reasonable cost. Some of our customers are unable to obtain all of the financing needed to fully fund their entire demand of our equipment from banks or other third-party credit providers. We offer a variety of financing programs and terms to our customers. These include open account sales, installment sales, finance leases, and guarantees or other credit enhancements of financing provided to our customers by third parties. Our financing transactions expose us to credit risk, including the risk of default by customers and any disparity between the cost and maturity of our funding sources and the yield and maturity of financing that we provide to our customers. We believe that our customers are most likely to seek financing from us in down economic cycles, which increases our risk in providing this financing.

We may not be able to satisfy all credit requests by our customers.

      Due to our size and capital constraints, we may not be able to fund or otherwise satisfy all credit requests by our customers, which could adversely affect our future sales. Our ability to continue to meet customer credit needs depends largely on our ability to generate funds by monetizing finance receivables, either by selling them to a third party or by getting a loan from a third party secured by such finance receivables, or our ability through credit enhancements or otherwise to induce third parties to extend credit to our customers. Factors that may affect our prospects for completing such monetization transactions include the credit quality and customer concentration of our existing and future portfolios of finance receivables, market availability for such transactions, and current and potential changes in accounting rules that may impact the accounting treatment of monetization transactions. As with financing provided by third parties in which we offer credit enhancement, in some monetizations of finance receivables, we expect the third party to have limited recourse to us. If we are unable to generate funds through these or other types of monetization transactions, or otherwise induce third parties to satisfy customer credit demands, we may be unable to sustain our future business plan.

We may experience credit losses in excess of our allowances and reserves for doubtful accounts.

      We evaluate the collectibility of open accounts and finance receivables based on a combination of factors and establish reserves based on our estimates of potential losses. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the net recognized receivable to the amount reasonably expected to be collected. Additional reserves are established based upon our perception of the quality of the current receivables, the current financial position of our customers and past experience of collectibility. Our finance receivables portfolio has grown rapidly and our historical loss experience is limited and therefore may not necessarily be indicative of future loss experience. If the financial condition of our customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances would be required.

We operate in a highly competitive industry.

      We compete in a highly competitive industry. To compete successfully, our products must excel in terms of quality, price, breadth of product line, efficiency of use and maintenance costs, safety and comfort, and we must also provide excellent customer service. The greater financial resources of certain of our competitors and their ability to provide additional customer financing or pricing discounts may put us at a competitive disadvantage. In addition, the greater financial resources or the lower amount of debt of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors also may have the ability to develop product or service innovations that could put us at a disadvantage. If we are unable to compete successfully against other manufacturers of access equipment, we could lose customers and our revenues may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, that we will be able to improve or maintain our profit margins on sales to our customers or that we will be able to continue to compete successfully in the access equipment segment.

Our international operations are subject to a variety of potential risks.

      International operations represent a significant portion of our business. For fiscal 2003, approximately 27% of our revenues were derived from sales outside the United States. We expect revenues from foreign markets to continue to represent a significant portion of our total revenues. Outside the United States, we operate a manufacturing facility in Belgium and 22 sales and services facilities elsewhere. We also sell domestically manufactured products to foreign customers.

      Our international operations are subject to a number of potential risks in addition to the risks of our domestic operations. Such risks include, among others:

•	currency exchange controls;

•	labor unrest;

•	differing, and in many cases more stringent, labor regulations;

•	differing protection of intellectual property;

•	regional economic uncertainty;

•	political instability;

•	restrictions on the transfer of funds into or out of a country;

•	export duties and quotas;

•	domestic and foreign customs and tariffs;

•	current and changing regulatory environments;

•	difficulty in obtaining distribution support;

•	difficulty in staffing and managing widespread operations;

•	differences in the availability and terms of financing; and

•	potentially adverse tax consequences.

      These factors may have an adverse effect on our international operations, or on the ability of our international operations to repatriate earnings to us, in the future.

      Our strategy to expand our worldwide market share and decrease costs includes strengthening our international distribution capabilities and sourcing basic components in foreign countries, in particular in Europe. Implementation of this strategy may increase the impact of the risks described above, and we cannot assure you that such risks will not have an adverse effect on our business, results of operations or financial condition.

Our products involve risks of personal injury and property damage, which expose us to potential liability.

      Our business exposes us to possible claims for personal injury or death and property damage resulting from the use of equipment that we rent or sell. We maintain insurance through a combination of self-insurance retentions and excess insurance coverage. We monitor claims and potential claims of which we become aware and establish accrued liability reserves for the self-insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts.

We may be subject to unanticipated litigation.

      We have occasionally been subject to various legal proceedings and claims, including those with respect to intellectual property and shareholder litigation, which have involved significant unbudgeted expenditures. The costs and other effects of any future, unanticipated legal or administrative proceedings may be significant.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages and price increases.

      In the manufacture of our products, we use large amounts of raw materials and processed inputs including steel, engine components, copper and electronic controls. We obtain raw materials and certain manufactured components from third-party suppliers. To reduce material costs and inventories, we rely on supplier arrangements with preferred vendors as a sole source for “just-in-time” delivery of many raw materials and manufactured components. Because we maintain limited raw material and component inventories, even brief unanticipated delays in delivery by suppliers, including those due to capacity constraints, labor disputes, impaired financial condition of suppliers, weather emergencies or other natural disasters, may adversely affect our ability to satisfy our customers on a timely basis and thereby affect our financial performance. This risk increases as we continue to change our manufacturing model to more closely align production with customer orders. In addition, recently, market prices of some of the raw materials we use (such as steel) have increased significantly. If we are not able to pass raw material or component price increases on to our customers, our margins could be adversely affected.

If the economy or capital goods market worsens, the cost saving efforts we have implemented may not be sufficient to achieve the benefits we expect.

      We announced certain actions to streamline operations and reduce costs, including a number of implemented and pending facilities closures and other global organizational and process consolidations. As a result of these actions, we expect to realize annualized costs savings that exceed the costs to be incurred in taking these actions. If the economy or capital goods market worsens, or our revenues are lower than our expectations, the efforts we have implemented may not achieve the benefits we expect.

We face risks with respect to our introduction of new products and services.

      Our business strategy includes the introduction of new products and services. Some of these products or services may be introduced to compete with existing offerings of competing businesses, while others may target new and unproven markets. We must make substantial expenditures in order to introduce new products and services or to enter new markets. We cannot give any assurance that our introduction of new products or services or entry into new markets will be profitable or otherwise generate sufficient incremental revenues to recover the expenditures necessary to launch such initiatives. Such initiatives also may expose us to other types of regulation or liabilities than those to which our business is currently exposed.

We may face limitations on our ability to finance future acquisitions and integrate acquired businesses.

      As with our recently announced acquisition of the OmniQuip business unit of Textron Inc., we intend to continue our strategy of identifying and acquiring businesses with complementary products and services, which we believe will enhance our operations and profitability. We may pay for future acquisitions from internally generated funds, bank borrowings, public or private securities offerings, or some combination of these methods. However, we may not be able to find suitable businesses to purchase or may be unable to acquire desired businesses or assets on economically acceptable terms. In addition, we may not be able to raise the money necessary to complete future acquisitions. In the event we are unable to complete future strategic acquisitions, we may not grow in accordance with our expectations.

      In addition, we cannot guarantee that we will be able to successfully integrate the OmniQuip business, or any other business we purchase, into our existing business or that any acquired businesses will be profitable. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired companies, which could decrease the time that they have to service and attract customers and develop new products and services. Our inability to complete the integration of new businesses in a timely and orderly manner could have a material adverse effect on our results of operations and financial condition. In addition, because we may pursue acquisitions both in the United States and abroad and may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight.

We are subject to currency fluctuations from our international sales.

      Our products are sold in many countries around the world. Thus, a portion of our revenues is generated in foreign currencies, including principally the Euro, the British Pound Sterling, and the Australian Dollar, while costs incurred to generate those revenues are only partly incurred in the same currencies. Since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our earnings. To reduce this currency exchange risk, we may buy protecting or offsetting positions (known as

“hedges”) in certain currencies to reduce the risk of adverse currency exchange movements. Currency fluctuations may impact our financial performance in the future.

Compliance with environmental and other governmental regulations could be costly and require us to make significant expenditures.

      We generate hazardous and non-hazardous wastes in the normal course of our manufacturing and service operations. As a result, we are subject to a wide range of federal, state, local and foreign environmental laws and regulations. These laws and regulations govern actions that may have adverse environmental effects and also require compliance with certain practices when handling and disposing of hazardous and non-hazardous wastes. These laws and regulations also impose liability for the cost of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of, or exposure to, hazardous substances. In addition, our operations are subject to other laws and regulations relating to the protection of the environment and human health and safety, including those governing air emissions and water and wastewater discharges. Compliance with these environmental laws and regulations requires us to make expenditures.

      Despite our compliance efforts, risk of environmental liability is part of the nature of our business. We cannot give any assurance that environmental liabilities, including compliance and remediation costs, will not have a material adverse effect on us in the future. In addition, acquisitions or other future events may lead to additional compliance or other costs that could have a material adverse effect on our business.

We rely on key management and our ability to attract successor management personnel.

      We rely on the management and leadership skills of our senior management team led by William M. Lasky, Chairman of the Board, President and Chief Executive Officer. Generally, these employees (including Mr. Lasky) are not bound by employment or non-competition agreements. The loss of the services of Mr. Lasky or of other key personnel could have a significant, negative impact on our business. Similarly, any difficulty in attracting, assimilating and retaining other key management employees in the future could adversely affect our business.

Terrorists’ actions have and could negatively impact the U.S. economy and the other markets in which we operate.

      Terrorist attacks, like those that occurred on September 11, 2001, have contributed to economic instability in the United States and elsewhere, and further acts of terrorism, violence or war could further affect the markets in which we operate, our business, financial results and our expectations. There can be no assurance that terrorist attacks, or responses to such attacks from the United States, will not lead to further acts of terrorism and civil disturbances in the United States or elsewhere or to armed hostilities, which may further contribute to economic instability in the United States. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers and could impact our domestic or international revenues, our supply chain, our production capability and our ability to deliver our products and services to our customers.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      Set forth below is our ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each year in the five-fiscal year period ended July 31, 2003 and for the three months ended October 31, 2003.

Three Months Ended
	Twelve Months Ended July 31,					October 31,

	2003	2002	2001	2000	1999	2003

Ratio of Earnings to Fixed Charges	1.6x	2.0x	3.2x	5.3x	37.7x	1.0x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.6x	2.0x	3.2x	5.3x	37.7x	1.0x

      The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are identical because JLG had no outstanding preferred stock during such periods. For the purposes of determining these ratios, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and the estimated interest portion of rental expense.

USE OF PROCEEDS

      Unless otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include acquisitions, the repurchase or repayment of outstanding debt, and working capital.

DESCRIPTION OF DEBT SECURITIES

      The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities and the extent, if any, to which these general provisions will not apply to such debt securities will be described in the prospectus supplement relating to the debt securities.

      The debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. The statements set forth below are brief summaries of certain provisions contained in the form of indenture filed as an exhibit to the registration statement of which this prospectus is a part. These summaries do not purport to be complete and are qualified in their entirety by reference to the form indenture.

General

      We may issue an unlimited amount of debt securities under the indenture in one or more series. The relevant prospectus supplement will describe the terms of the securities being offered, including:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, and the method used to determine the rate or rates (including any commodity, stock exchange or other financial index);

•	the currency or currency unit of payment, if other than United States dollars, and the type and amount of securities or other property in which payments may be made, if such debt securities are payable in securities or other property;

•	the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable (and the person to whom interest is payable, if other than the persons in whose name the debt securities are registered), the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

•	our right, if any, to extend interest payment periods and the duration of any extension;

•	whether the debt securities rank as senior debt securities, senior subordinated debt securities, subordinated debt securities, or any combination thereof, and the subordination provisions, if any, applicable thereto;

•	any redemption, repayment, repurchase or sinking fund provisions;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the trustee for the series of debt securities;

•	the denominations in which the debt securities will be issuable;

•	the form and terms of any guarantee of any debt securities;

•	any addition to or change in the events of default set forth in the indenture applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any provisions relating to any collateral security provided for any debt security;

•	any addition to or change in the covenants set forth in the indenture;

•	the principal amount of the debt securities that is payable following acceleration of their maturity, if less than the entire principal amount;

•	any restrictions on the rights of the holders of such debt securities to transfer, exchange or register the debt securities held by them;

•	any rights or duties of another person to assume our obligations with respect to such debt securities, and any rights or duties to discharge and release any obligor with respect to such debt securities;

•	whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities); and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

Conversion or Exchange

      If any debt securities being offered are convertible into or exchangeable for common stock or other securities, the relevant prospectus supplement will set forth the terms of conversion or exchange. Those terms will include whether conversion or exchange is mandatory, at the option of the holder or at our option, and the number of shares of common stock or other securities, or the method of determining the number of shares of common stock or other securities, to be received by the holder upon conversion or exchange.

Reopening of Issue

      We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including maturity date and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date to the extent specified in the applicable prospectus supplement.

Structural Subordination

      We conduct many of our operations through subsidiaries. Although one or more of our subsidiaries may guarantee the debt securities issued under the indenture, some or all of our subsidiaries may not be subsidiary guarantors. Because the claims of our non-guarantor subsidiaries’ creditors, including debtholders, and preferred stockholders, if any, are superior to our claims, as the direct or indirect holder of the common stock of our subsidiaries, with respect to the assets of our non-guarantor subsidiaries, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our non-guarantor subsidiaries. Many of our subsidiaries have outstanding indebtedness. The provisions of the indenture do not limit the amount of indebtedness issuable by our subsidiaries.

Global Securities

      We may issue registered debt securities of a series in the form of one or more fully registered global debt securities, each of which we refer to in this prospectus as a registered global security, that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

•	the depositary may transfer the whole registered global security to a nominee;

•	the depositary’s nominee may transfer the whole registered global security to the depositary;

•	the depositary’s nominee may transfer the whole registered global security to another of the depositary’s nominees; and

•	the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee’s) successor.

Depositary Arrangements

      We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

      Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, which persons are referred to in this prospectus as participants, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

      Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary’s records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These restrictions and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

      So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders, or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

      Payments of principal, premium, if any, and any interest on debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

      We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Withdrawal of Depositary

      If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed within 90 days, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

Payment and Paying Agents

      Unless the relevant prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date no less than 10 nor more than 15 days before the date established by us for proposed payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable.

      Unless the relevant prospectus supplement indicates otherwise, principal of, premium, if any, and any interest on the debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the relevant prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

      All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment.

Registration and Transfer

      If debt securities at any time are issued otherwise than as registered global securities, the transfer of the debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the trustee. We may change the place for registration of transfer and exchange of the debt securities and designate additional places for registration of transfer and exchange.

      No service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the debt securities of any series during the 15 days prior to the date on which notice of redemption of any debt securities of that series is mailed or any debt security that is selected for redemption.

Defeasance

      The indenture provides that we may defease and be discharged from all obligations with respect to the debt securities and the indenture (“legal defeasance”) or be released from our obligations under certain covenants under the indenture with respect to the debt securities such that our failure to comply with the defeased covenants will not constitute an Event of Default (“covenant defeasance”). We may effect a legal defeasance or a covenant defeasance by:

(i) irrevocably depositing in trust with the trustee money or Eligible Obligations (as defined in the indenture) or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, the debt securities, and

(ii) satisfying certain other conditions specified in the indenture.

      We may not effect a legal defeasance or a covenant defeasance unless we deliver to the trustee an opinion of counsel to the effect that the holders of the affected debt securities will:

(i) not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or the covenant defeasance, and

(ii) be subject to United States federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred.

      In the case of legal defeasance, such opinion must be based upon a change in law or a ruling of the Internal Revenue Service.

Consolidation, Merger and Sale of Assets

      Under the terms of the indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any entity, unless:

(i) the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all debt securities under the indenture;

(ii) immediately after giving effect to the transaction, no Event of Default under the indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

(iii) we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

Subsidiary Guarantees

      If specified in the prospectus supplement, one or more of our subsidiaries may guarantee the obligations of JLG relating to its debt securities issued under this prospectus. The specific terms and provisions of each subsidiary guarantee, including any provisions relating to the subordination of any subsidiary guarantee, will be described in the applicable prospectus supplement. The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to seek to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

Event of Default

      The term “Event of Default,” when used in the indenture with respect to any debt securities issued thereunder, means any of the following:

(i) failure to pay interest on such debt securities within 30 days after it is due;

(ii) failure to pay the principal of or any premium on any such debt securities when due;

(iii) failure to perform any other covenant in the indenture, other than a covenant that does not relate to such series of debt securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of a majority in aggregate principal amount of the debt securities of that series; or

(iv) events of our bankruptcy, insolvency or reorganization specified in the indenture.

      An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

Remedies

      If an Event of Default under the indenture for any series of debt securities occurs and continues, the trustee or the holders of a majority in aggregate principal amount of all the debt securities of the series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of a majority in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

      At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

(i) we have paid or deposited with the trustee a sum sufficient to pay:

(a) all matured installments of interest on all debt securities of the series;

(b) the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by acceleration;

(c) interest on overdue interest (to the extent allowed by law) and on principal and any premium which have become due otherwise than by acceleration at the prescribed rates, if any, set forth in such debt securities; and

(d) all amounts due to the trustee under the indenture; and

(ii) any other Event of Default under the indenture with respect to the debt securities of that series has been cured or waived as provided in the indenture.

      There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

      Other than its duties in case of an Event of Default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred upon the trustee. However, if the Event of Default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

      No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or for any remedy under the indenture, unless:

(i) the holder has previously given to the trustee written notice of a continuing Event of Default under the indenture;

(ii) the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the indenture shall have occurred and be continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee, to institute proceedings; and

(iii) the trustee has failed to institute any proceeding for 60 days after notice.

      However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date.

      We will provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture.

Modification and Waiver

      Without the consent of any holder of debt securities issued under the indenture, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(i) to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

(ii) to add to our covenants or to surrender any of our rights or powers under the indenture;

(iii) to add additional events that comprise an Event of Default under the indenture;

(iv) to change, eliminate or add any provision to the indenture; provided, however, that, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

(a) when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

(b) when no debt securities of the affected series remain outstanding under the indenture;

(v) to provide collateral security for all but not part of any series of the debt securities;

(vi) to establish the form or terms of debt securities of any series as permitted by the indenture;

(vii) to provide for the authentication and delivery of bearer securities;

(viii) to evidence and provide for the acceptance of appointment of a successor trustee;

(ix) to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

(x) to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange, and notices to us may be served;

(xi) to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(xii) to modify, eliminate or add to the provisions of the indenture to such extent as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 and to add to the indenture such other provisions as may be expressly required under the Trust Indenture Act.

      The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with some restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected.

      If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment.

      The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

(i) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

(ii) reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences without the consent of all the holders of the series; or

(iii) modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

      A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series.

      The indenture provides that debt securities owned by us or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

      We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security.

Resignation of a Trustee

      The trustee may resign at any time by giving written notice to us, or the holders of a majority in principal amount of all series of debt securities then outstanding may remove the trustee at any time by giving written notice to us and the trustee. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our board of directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the indenture.

Notices

      Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities.

Title

      We, the trustee and any agent of us or the trustee may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

Governing Law

      The indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York.

Information about the Trustee

      The trustee under the indenture will be an institution named in a related prospectus supplement. In addition to acting as trustee under the indenture, the trustee may act as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates may maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of our businesses.

DESCRIPTION OF CAPITAL STOCK

General

      The following description of the terms of our capital stock sets forth certain general terms and provisions of the capital stock that we may issue pursuant to this prospectus. The terms of our articles of incorporation and bylaws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

      The relevant prospectus supplement will describe the terms of the capital stock being offered, including:

•	the designation and aggregate number of shares of such stock;

•	if applicable, the annual dividend rate for such stock, or the method of determining such rate;

•	any redemption terms, liquidation, sinking fund and conversion terms; and

•	any other specific terms applicable to such stock.

Preferred Stock

      We are not currently authorized to issue preferred stock and no preferred stock is outstanding. We will need to obtain stockholder approval to authorize the issuance of preferred stock and for the board of directors to determine the terms of each series of our preferred stock. The preferred stock, if authorized by our stockholders, may be issued in one or more series with the designations, rights, preferences and limitations determined by our board of directors, including the consideration to be received for the preferred stock, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, mandatory retirement provisions, conversion rights and voting rights.

      If we issue preferred stock with voting rights, it could make it more difficult for a third party to acquire control of JLG and could adversely affect the rights of holders of common stock. Preferred stockholders typically are entitled to satisfaction in full of specified dividend and liquidation rights before any payment of dividends or distribution of assets on liquidation can be made to holders of common stock. Also, any voting rights granted to our preferred stock may dilute the voting rights of our common stock. Under some circumstances, control of JLG could shift from the holders of common stock to the holders of preferred stock with voting rights. Certain fundamental matters requiring stockholder approval such as mergers, sale of assets and certain amendments to our articles of incorporation) may require approval by the separate vote of the holders of preferred stock in addition to any required vote of the common stock.

Common Stock

      The company’s authorized common stock consists of 100,000,000 shares, par value $.20 per share. As of December 18, 2003, 43,606,785 shares of common stock were outstanding. All of the outstanding shares of common stock are fully paid and nonassessable. The holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor and to share ratably in the assets legally available for distribution to the holder of common stock in the event of the liquidation or dissolution of the company. Holders of common stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription or conversion rights. Except with respect to “control shares” described below, the common stock is not subject to redemption by the company.

      Pursuant to Subchapter 25G of the Pennsylvania Business Corporation Law (the “Control-Share Acquisitions Subchapter”), any person (or group) who engages or proposes to engage in a “control-share acquisition” (such a person (or group) is referred to as an “acquiring person”) is entitled to voting rights with respect to “control shares” only after the shareholders of the company approve the granting of such voting rights. Control shares are those shares over which voting power has been acquired, or is sought to be acquired, by the acquiring person, if such voting power, when added to the voting power held by such person or group over other shares, would result in such person or group having voting power in any one of three specified ranges: 20 percent to 33 1/3 percent, 33 1/3 percent to 50 percent, and 50 percent or more of the votes eligible to be cast in an election of directors of the company (a “control-share acquisition”). A control-share acquisition only occurs the first time each of the three ranges is entered. Also included as control shares are shares acquired by such person within 180 days of, or with the intention of, such person engaging in a control-share acquisition. A shareholder is not considered an “acquiring person” for purposes of this subchapter by voting or giving consent if the shareholder is not itself seeking to acquire control of the company, is not bound to support an acquiring person and does not receive special consideration from an acquiring person different from that received by all other shareholders. Similarly, a shareholder is not considered an “acquiring person” if the shareholder acquires voting power in excess of the three specified ranges by virtue of holding revocable proxies that were solicited in accordance with applicable law, for which no consideration was provided and which must be voted in accordance with the instructions specified by the giver of the proxy.

      At any meeting called to restore voting rights to control shares, the proposal to restore the voting rights must be considered in two separate votes, the first involving all the shares of the company entitled to vote as of the record date set by the company’s board of directors as specified under existing Pennsylvania law, and the second involving only the “disinterested shares.” Disinterested shares are those shares of the company (a) not owned by the acquiring person, by directors who are also officers, by executive officers and by certain employee plans of the company and (b) that have been owned continuously by the same holder for the period beginning on the last to occur of: (i) five days before the acquiring person, or another acquiring person if there are multiple bidders for the company, first announced its intention to engage in a control-share acquisition, (ii) 12 months prior to the record date described above, or (iii) October 17, 1989 and ending on the record date described above. A majority of all votes entitled to be cast in each vote would be required to pass any resolution according voting rights to such control shares.

      The Control-Share Acquisitions Subchapter authorizes the company, on certain conditions, to redeem control shares within two years of the consummation of the control-share acquisition if the acquiring person does not file a required information statement with the company within thirty days of completing the control-share acquisition, or if the control shares are not accorded full voting rights by the shareholders pursuant to the procedures described above or if voting rights are accorded but subsequently lapse.

Common Stock Purchase Rights

      The following summary is qualified by the terms of the Rights Agreement between the company and American Stock Transfer and Trust company, as Rights Agent and dated as of May 24, 2000 (the “Rights Agreement”) and the description of common stock purchase rights contained in our registration statement on Form 8-A12B, filed with the SEC on May 31, 2000.

      Effective May 24, 2000, the company’s board of directors declared a distribution of one common stock purchase right (each, a “right”) for each outstanding share of company common stock to shareholders of record at the close of business on June 15, 2000 (the “record date”) and for each share of company common stock issued (including shares distributed from treasury) by the company thereafter and prior to the distribution date (as defined below). Each right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the company one-tenth of a share of company common stock at a purchase price of $40.00 per whole share of company common stock (equivalent to $4.00 for each one-tenth of one share of company common stock), subject to adjustment as provided in the Rights Agreement.

      Initially, the rights will attach to all certificates representing shares of outstanding company common stock, and no separate rights certificates will be distributed. The rights will separate from the company common stock and the “distribution date” will occur upon the earlier of (i) 10 business days following a public announcement (the date of such announcement being the “shares acquisition date”) that a person or group of affiliated persons (an “acquiring person”) has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of company common stock, and (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person becomes an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the company common stock outstanding.

      The rights are not exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed by the company as described below.

      In the event that (i) the company is the surviving corporation in a merger with an acquiring person and shares of company common stock shall remain outstanding, (ii) an acquiring person becomes the beneficial owner of 15% or more of the then outstanding shares of company common stock, (iii) an acquiring person engages in one or more “self-dealing” transactions as set forth in the Rights Agreement, or (iv) during such time as there is an acquiring person, an event occurs which results in such acquiring person’s ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), except in the case where an acquiring person becomes such pursuant to a tender or exchange offer which is for all outstanding company common stock at a price and on terms which a majority of certain members of the board of directors determines to be adequate and in the best interests of the company, its stockholders and other relevant constituencies, other than such acquiring person, its affiliates and associates (a “permitted offer”) then, in each such case, each holder of a right will thereafter have the right to acquire, upon exercise of such right, that number of shares of company common stock (or, in certain circumstances, cash, property or other securities of the company, hereafter collectively referred to as “other consideration”) having a value equal to two times the exercise price of the right. The exercise price is the purchase price for a whole share issuable upon exercise of a right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person will be null and void.

      In the event that, at any time following the shares acquisition date, (i) the company is acquired in a merger or other business combination transaction and the company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or merges with the company and all or part of the company common stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of the company’s assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as described above) shall thereafter have the right to acquire, upon exercise of such right, common stock of the acquiring person having a value equal to two times the exercise price of the right.

      At any time until ten business days following the shares acquisition date, a majority of the board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right (subject to adjustment in certain events), payable, at the election of such majority of the board of directors in cash or shares of company common stock.

      Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a shareholder of the company, including, without limitation, the right to vote or to receive dividends.

Transfer Agent and Registrar

      American Stock Transfer & Trust Company serves as transfer agent and registrar for our common stock.

DESCRIPTION OF WARRANTS

      We may issue warrants, including warrants to purchase common stock, preferred stock, debt securities, or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

      The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

      We may sell the securities offered by this prospectus directly to purchasers or indirectly through underwriters, dealers or agents. The names of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

•	the terms of the offering of the securities;

•	the proceeds we will receive from such a sale;

•	any underwriting discounts, sales commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any commissions payable to agents;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which we may list the securities.

      We may distribute the securities from time to time in one or more transactions at:

•	a fixed price;

•	prices that may be changed;

•	market prices at the time of sale;

•	prices related to prevailing market prices; and

•	negotiated prices.

      We will describe the method of distribution in the relevant prospectus supplement.

      If we use underwriters with respect to a series of the securities, we will set forth in the relevant prospectus supplement:

•	the name of the managing underwriter, if any;

•	the name of any other underwriters; and

•	the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

      The underwriters will acquire any securities for their own accounts and they may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

      Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any securities will:

•	entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

•	subject the obligations of the underwriters to certain conditions precedent; and

•	obligate the underwriters to purchase all securities offered in a particular offering if any such securities are purchased.

      In connection with an offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may:

•	overallot in connection with the offering, creating a short position;

•	bid for, and purchase, the securities in the open market to cover short positions;

•	bid for, and purchase, the securities in the open market to stabilize the price of the securities; and

•	reclaim selling concessions allowed for distributing the securities in the offering if the underwriter repurchases previously distributed securities in covering transactions, in stabilization transactions or otherwise.

      Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time. No assurance can be given as to the liquidity of any trading market for the securities.

      If we use a dealer in an offering of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

      If we use an agent in an offering of the securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment.

      Any underwriters, agents or dealers participating in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

      We may solicit offers to purchase the securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

      We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The relevant prospectus supplement will describe the commission payable for solicitation of those contracts.

      Offered securities may also be offered and sold, if so indicated in the relevant prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the relevant prospectus supplement.

      We will set forth in the relevant prospectus supplement the anticipated delivery date of the securities and the prospectus delivery obligations of dealers.

LEGAL MATTERS

      Certain legal matters with respect to the securities offered hereby will be passed upon for us by Thomas D. Singer, our Senior Vice President and General Counsel, and by Covington & Burling, Washington, D.C.

EXPERTS

      The following financial statements have been incorporated by reference in this prospectus:

•	Consolidated financial statements of the company as of July 31, 2003, included in the company’s annual report on Form 10-K for the period ended July 31, 2003.

•	Audited balance sheet of TRAK International, Inc. as of December 28, 2002, included in the company’s current report on Form 8-K/A filed with the SEC on October 14, 2003.

The aforementioned financial statements have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information included in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2003, which is incorporated by reference in this registration statement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2003 which is incorporated herein by reference, states that they did not audit and they do not express an opinion on the interim financial information contained in that report. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provision of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the auditors within the meanings of Section 7 and 11 of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Set forth below is an estimate of the approximate amount of our fees and expenses (other than underwriting discounts and commissions and other expenses associated with offerings of specific securities) in connection with the issuance of the securities:

Registration fee	$10,112.50
Printing	10,000.00
Accounting fees	2,000.00
Legal fees	75,000.00
Miscellaneous expenses	10,000.00

Total	$107,112.50

*	All items are estimated except the registration fee.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 1741 of the Associations Code of the Commonwealth of Pennsylvania (the “Associations Code”) provides that the company may indemnify a director or officer against his or her expenses and, other than in an action by or in the right of the company, judgments, fines and amounts paid in settlement in connection with any action or proceeding involving such person by reason of the fact that such person is or was a director or officer, concerning actions taken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, such person had no reason to believe his or her conduct was unlawful.

      Section 1742 of the Associations Code provides that in a derivative action, no indemnification shall be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the company unless and only to the extent that the appropriate court of the Commonwealth of Pennsylvania shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, the company is required, pursuant to Associations Code Section 1743, to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any third party or derivative action or proceedings or in the defense of any claim, issue or matter therein. Furthermore, Section 1747 of the Associations Code declares that a corporation’s purchase of indemnification insurance for officers or directors is consistent with the public policy of the Commonwealth of Pennsylvania.

      The company’s By-Laws and Articles of Incorporation relating to the limitation of the personal liability of the company’s directors and officers for monetary damages and to the indemnification of the company’s directors and officers (1) limit the personal liability of a director or officer for monetary damages for any act or omission unless the director or officer has breached or failed to perform the duties of his office as required under Pennsylvania law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, and (2) require the company to indemnify directors, officers and employees for liability or expenses incurred in such capacity, except if the person’s conduct was determined to constitute self-dealing, willful misconduct or recklessness.

      Pursuant to policies of directors’ and officers’ liability and corporation reimbursement insurance, the company’s officers and directors are insured, subject to the limits, deductibles, exceptions and other items and conditions of such policies, against liability for an actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission, or other act done or wrongfully attempted while acting in their capacities as directors or officers of the company.

ITEM 16.     EXHIBITS.

1.1	Form of Underwriting Agreement relating to Common Stock*
1.2	Form of Underwriting Agreement relating to Preferred Stock*
3.1	Articles of Incorporation of JLG Industries, Inc., which appears as Exhibit 3 to the Company’s Form 10-Q (File No. 1-12123 — filed December 13, 1996), is hereby incorporated by reference
3.2	By-laws of JLG Industries, Inc., which appears as Exhibit 3 to the Company’s Form 10-Q (File No. 1-12123 — filed March 4, 2003), is hereby incorporated by reference
4.1	Specimen Common Stock Certificate**
4.2	Form of Debt Securities*
4.3	Form of Indenture between the Company and an institution to be named in a prospectus supplement, as trustee, with respect to the Debt Securities**
4.4	Form of Warrant Agreement (including form of warrant certificate)*
4.5	Rights Agreement, dated as of May 24, 2000 between the Company and American Stock Transfer and Trust Company, which appears as Exhibit 1 to the Company’s Form 8-A12B (File No. 1-12123 — filed May 21, 2000), is hereby incorporated by reference
4.6	Form of Certificate of Designation of Preferred Stock*
4.7	Specimen Preferred Stock Certificate*
5	Opinion of Thomas D. Singer, Senior Vice President and General Counsel of the Company**
12	Statement regarding computation of ratios
15	Letter re: Unaudited Interim Financial Information
23.1	Consent of Ernst & Young LLP (Baltimore, Maryland)
23.2	Consent of Ernst & Young LLP (Boston, Massachusetts)
23.3	Consent of Thomas D. Singer (included in Exhibit 5.1)**
23.4	Consent of Covington & Burling**
24.1	Powers of Attorney for directors of JLG Industries, Inc. (included on signature pages hereto)**
24.2	Powers of Attorney for directors of Co-Registrants (included on signature pages hereto)**
25	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture*

*	To be filed by amendment or as an exhibit to a subsequent Current Report on Form 8-K in the event of an offering of the specified securities.

**	Previously filed.

ITEM 17.     UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McConnellsburg, Commonwealth of Pennsylvania, on December 22, 2003.

JLG INDUSTRIES, INC.

By:	/s/ THOMAS D. SINGER

Name: Thomas D. Singer

Title: Senior Vice President and

General Counsel

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 22, 2003.

Signature	Title

/s/ WILLIAM M. LASKY* WILLIAM M. LASKY	President and Chief Executive Officer; Chairman of the Board of Directors

/s/ JAMES H. WOODWARD, JR* JAMES H. WOODWARD, JR	Executive Vice President and Chief Financial Officer

/s/ JOHN W. COOK* JOHN W. COOK	Chief Accounting Officer

ROY V. ARMES	Director

/s/ GEORGE R. KEMPTON* GEORGE R. KEMPTON	Director

/s/ JAMES A. MEZERA* JAMES A. MEZERA	Director

/s/ STEPHEN RABINOWITZ* STEPHEN RABINOWITZ	Director

/s/ RAYMOND C. STARK* RAYMOND C. STARK	Director

Signature	Title

/s/ THOMAS C. WAJNERT* THOMAS C. WAJNERT	Director

/s/ CHARLES O. WOOD, III* CHARLES O. WOOD, III	Director

* By attorney-in-fact.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McConnellsburg, Commonwealth of Pennsylvania, on December 22, 2003.

ACCESS FINANCIAL SOLUTIONS, INC.
(Registrant)

By:	/s/ THOMAS D. SINGER

Name: Thomas D. Singer
Title: Authorized Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 22, 2003.

Signature	Title

/s/ JAMES H. WOODWARD, JR.* JAMES H. WOODWARD, JR	President and Director

/s/ THOMAS D. SINGER THOMAS D. SINGER	Vice President, Secretary, Treasurer and Director

/s/ WILLIAM M. LASKY* WILLIAM M. LASKY	Director

* By attorney-in-fact.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McConnellsburg, Commonwealth of Pennsylvania, on December 22, 2003.

FULTON INTERNATIONAL, INC.
(Registrant)

By:	/s/ THOMAS D. SINGER

Name: Thomas D. Singer
Title: Authorized Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 22, 2003.

Signature	Title

/s/ JAMES H. WOODWARD, JR.* JAMES H. WOODWARD, JR	President and Director

/s/ JOHN W. COOK* JOHN W. COOK	Treasurer, Controller, and Director

/s/ JAMES W. WHALEN, JR.* JAMES W. WHALEN, JR	Director

* By attorney-in-fact.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McConnellsburg, Commonwealth of Pennsylvania, on December 22, 2003.

GRADALL INDUSTRIES, INC.
(Registrant)

By:	/s/ THOMAS D. SINGER

Name: Thomas D. Singer
Title: Authorized Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 22, 2003.

Signature	Title

/s/ WILLIAM M. LASKY* WILLIAM M. LASKY	President, Chief Executive Officer and Director

/s/ JAMES H. WOODWARD, JR.* JAMES H. WOODWARD, JR	Vice President, Assistant Secretary and Director

/s/ THOMAS D. SINGER THOMAS D. SINGER	Vice President, Assistant Secretary and Director

* By attorney-in-fact.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McConnellsburg, Commonwealth of Pennsylvania, on December 22, 2003.

JLG EQUIPMENT SERVICES, INC.
(Registrant)

By:	/s/ THOMAS D. SINGER

Name: Thomas D. Singer
Title: Authorized Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 22, 2003.

Signature	Title

/s/ WILLIAM M. LASKY* WILLIAM M. LASKY	President and Chairman of the Board of Directors

/s/ JAMES H. WOODWARD, JR.* JAMES H. WOODWARD, JR	Secretary, Treasurer, and Director

/s/ THOMAS D. SINGER THOMAS D. SINGER	Vice President, Assistant Secretary and Director

* By attorney-in-fact.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McConnellsburg, Commonwealth of Pennsylvania, on December 22, 2003.

THE GRADALL COMPANY
(Registrant)

By:	/s/ THOMAS D. SINGER

Name: Thomas D. Singer
Title: Authorized Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 22, 2003.

Signature	Title

/s/ WILLIAM M. LASKY* WILLIAM M. LASKY	President, Chief Executive Officer and Director

/s/ JAMES H. WOODWARD, JR.* JAMES H. WOODWARD, JR	Director

/s/ THOMAS D. SINGER THOMAS D. SINGER	Vice President, Assistant Secretary and Director

* By attorney-in-fact.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McConnellsburg, Commonwealth of Pennsylvania, on December 22, 2003.

JLG OMNIQUIP, INC.
(Registrant)

By:	/s/ THOMAS D. SINGER

Name: Thomas D. Singer
Title: Authorized Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 22, 2003.

Signature	Title

/s/ WILLIAM M. LASKY* WILLIAM M. LASKY	President and Chairman of the Board of Directors

/s/ JAMES H. WOODWARD, JR.* JAMES H. WOODWARD, JR	Vice President, Secretary, Treasurer and Director

/s/ THOMAS D. SINGER THOMAS D. SINGER	Vice President, Assistant Secretary and Director

* By attorney-in-fact.